UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2020

FORESIGHT ENERGY LP
(Exact name of registrant as specified in its charter)

Delaware	001-36503	80-0778894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 North Broadway
Suite 2600
St. Louis, MO 63102
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (314) 932-6160

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common units representing limited partner interests	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into Material Definitive Agreement.

On March 11, 2020 (the “Closing Date”), Foresight Energy LP, a Delaware limited partnership, as a debtor and debtor-in-possession (“Holdings”), Foresight Energy LLC, a Delaware limited liability company, as a debtor and debtor-in-possession, as borrower (the “Borrower”), Foresight Energy GP LLC, the general partner of Holdings, as a debtor and debtor-in-possession (the “General Partner”), certain subsidiaries of Borrower, each as a debtor and debtor-in-possession, as guarantors (“Guarantors” and together with Holdings, the Borrower and the General Partner, the “Debtors”), each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”) and Cortland Capital Market Services LLC, as administrative agent and collateral agent (“Agent” and together with the Debtors and the Lenders, the “Parties”) entered into a senior secured superpriority debtor-in-possession credit and guaranty agreement (the “DIP Facility”).

The DIP Facility has a 180-day term unless, prior to the end of such 180-day period, one or more termination events (including the consummation of a plan of reorganization with respect to the Debtors) occurs.

The amount committed and made available under the DIP Facility is $175 million, which consists of a $100 million new money multi-draw term loan (with $55 million funded on the Closing Date and $45 million available on a delayed draw basis upon the entry of a final order approving the DIP Facility (the “Final Order”) by the bankruptcy court hearing the Debtors’ bankruptcy cases) and, subject to the entry of the Final Order, a $75 million roll-up term loan of the first lien claims of the Lenders.  The DIP Facility bears interest based on, at the Borrower’s option, an adjusted LIBOR rate plus an applicable margin of 11.00% (subject to a 1.00% floor) or an alternate base rate plus an applicable margin of 10.00% (subject to a 2.00% floor).  In addition to paying interest on outstanding principal under the DIP Facility, the Borrower will be required to pay a commitment fee to the Lenders in respect of the delayed draw term loan commitment at a rate equal to 1.00% per annum.  The DIP Facility also provides for the payment of cash upfront fees and payment in newly-issued common equity upon consummation of the Debtors’ bankruptcy cases of put option premium and exit fees (or, in the event of a termination of the DIP Facility prior thereto, payment of such amounts in cash).

The DIP Facility contains certain customary affirmative covenants. The negative covenants in the DIP Facility, include, among other things, limitations on our ability to do the following, subject to certain exceptions and baskets:

•	incur additional debt;

•	create liens on certain assets;

•	make certain loans or investments (including acquisitions);

•	pay dividends on or make distributions in respect of our capital stock or make other restricted junior payments;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	sell or otherwise dispose of assets;

•	enter into certain transactions with our affiliates;

•	enter into sale leaseback transactions;

•	change our lines of business;

•	restrict liens;

•	change our fiscal year; and

•	modify the terms of certain debt or organizational agreements.

The DIP Facility has (i) a maximum capital expenditure covenant calculated on a cumulative basis with testing beginning as of March 31, 2020 and continuing thereafter monthly through July 31, 2020 and (ii) a minimum liquidity covenant of (1) $20 million prior to the funding of delayed draw term loans and (2) $40 million on or after the funding of delayed draw term loans.  Moreover, the DIP Facility includes a budget covenant restricting us from (1) realizing aggregate operating receipts,

(2) making aggregate operating disbursements (other than certain affiliate payments, payments of interest and payment of professional fees) and (3) making certain affiliate operating disbursements that, in the case of aggregate operating receipts, fail to at least equal a certain percentage of an agreed budgeted amount and, in the case of operating disbursements, exceed by more than a certain percentage an agreed budgeted amount over each applicable two-week or four-week budget testing period.

Subject to certain exceptions, the DIP Facility is secured by priming, first-priority liens on substantially all assets of the Debtors pursuant to an order of the bankruptcy court hearing the Debtors’ bankruptcy cases.

The DIP Facility contains certain customary events of default, including relating to certain events (which include failure to satisfy agreed milestones) in respect of the Debtors’ bankruptcy cases.  If an event of default occurs and is continuing, the lenders under the DIP Facility will be entitled to take various actions, including the acceleration of amounts due under the DIP Facility.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the new credit agreement, attached hereto as Exhibit 10.1, incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this item by reference.

Item 9.01 Financial Statements and Exhibits.
 (d) Exhibits:

10.1
Senior Secured Superpriority Debtor-in-Possession Credit and Guaranty Agreement, dated as of March 11, 2020, by and among Holdings, the Borrower, the General Partner, the Guarantors, the Lenders and the Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2020	FORESIGHT ENERGY LP

	By:	Foresight Energy GP LLC, its general partner

	By:	/s/ Robert D. Moore
Robert D. Moore
Chairman of the Board, President and Chief Executive Officer